Exhibit 99.1

Live Ventures Incorporated Announces Appointment of Senior Vice President and General Counsel

LAS VEGAS, Oct 2, 2017 (GLOBE NEWSWIRE) – Live Ventures Incorporated (NASDAQ:LIVE), a diversified holding company, today announced the appointment of Michael J. Stein as its new senior vice president and general counsel.

“Michael is an impressive and experienced leader, and we are excited to welcome him to the Live Ventures team,” said Jon Isaac, Live Ventures’ president and chief executive officer. “His diverse combination of expertise in the legal and business fields are a perfect match for our company.”

Approaching 20 years in practice, Mr. Stein joins the Live Ventures team from DLA Piper, a global law firm, where he was a partner in the corporate and securities group in Washington, D.C. and Baltimore.

Mr. Stein has extensive experience advising companies on complex capital markets and mergers and acquisitions transactions, as well as corporate governance matters and securities law compliance and reporting obligations. While at DLA Piper, he advised public companies on corporate governance matters, including debt and equity securities offerings, and several IPOs.

Prior to DLA Piper, Mr. Stein served as associate chief counsel – transactional at Caesars Entertainment Corporation (NASDAQ: CZR), and senior vice president, deputy general counsel and corporate compliance officer at Everi Holdings Inc. (NYSE: EVRI).

In his role at Caesars, he was responsible for corporate governance matters, compliance with the Securities Exchange Act of 1934, complex equity and debt transactions, and mergers and acquisitions transactions. He also assisted on various matters for Caesars Interactive Entertainment, one of the largest online, mobile and social gaming companies, as well as in the formation of Caesars Growth Partners and Caesars Acquisition Company.

During his time at Everi Holdings, a provider of electronic gaming machines and cash access products to the gaming industry, Mr. Stein advised senior management and the board of directors on a variety of corporate and regulatory matters.

He will report to Isaac.

Stein earned his J.D., with honors, from the University of Maryland School of Law and received a Masters and B.S. of Accounting, with honors, from the University of Florida.

“Live Ventures has a unique business model focused on acquiring diverse companies and managing them under the single Live Ventures umbrella,” said Mr. Stein. “I’m looking forward to the challenges and opportunities that will allow me to contribute to the continued growth and success of the company.”

About Live Ventures Incorporated

Live Ventures Incorporated is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power.  Live Ventures Incorporated provides, among other businesses, marketing solutions that boost customer awareness and merchant visibility on the Internet.  The Company operates a deal engine, which is a service that connects merchants and consumers via an innovative platform that uses geo-location, enabling businesses to communicate real-time and instant offers to nearby consumers.  In addition, it maintains, through its subsidiary, ModernEveryday, an online consumer products retailer and, through its subsidiary, Marquis Industries, a specialty, high-performance yarns manufacturer, hard-surfaces re-seller, which is a top-10 high-end residential carpet manufacturer in the United States.  Marquis Industries, through its A-O Division, utilizes its state-of-the-art yarn extrusion capacity to market monofilament textured yarn products to the artificial turf industry.  Marquis is the only manufacturer in the world that can produce certain types of yarn prized by the industry.  Most recently, the company acquired Vintage Stock, Inc., an award-winning entertainment  company featuring movies, classic and new video games, music, collectible comics and toys, and the ability to special order and ship product worldwide to the customer’s doorstep. Vintage Stock is America’s largest entertainment superstore chain.

Contact:

Live Ventures Incorporated

Tim Matula, investor relations

425-836-9035

tmatula@live-ventures.com

http://www.live-ventures.com